Exhibit 5.1

November 30, 2015

The Joint Corp.

16767 N. Perimeter Drive, Suite 240

Scottsdale, AZ 85260

Ladies and Gentlemen:

We have acted as counsel to The Joint Corp. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of 1,933,380 shares (the “Shares”) of the Company’s common stock, par value $.001 per share, issued or issuable in the aggregate under The Joint Corp. 2014 Incentive Stock Plan and The Joint Corp. 2012 Stock Plan (collectively, the “Plans”).

As such counsel, we have examined the Registration Statement, the Company’s certificate of incorporation and bylaws, each as amended to date, minutes of meetings and records of proceedings of the Company’s Board of Directors and stockholders, and such other matters of fact and questions of law as we have considered necessary to form the basis of our opinion.

In the course of this examination, we have assumed the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals by representatives of the Company, public officials and third parties, and the conformity to and authenticity of the originals of all documents and certificates submitted to us as copies.

On the basis of our examination, we are of the opinion that the Company has duly authorized and reserved the Shares for issuance under the Plans and that, when issued in accordance with the terms of the Plans (including the terms of payment or other consideration), the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of our opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Johnson and Colmar

Johnson and Colmar